Exhibit 99.1

Precis Announces Second Quarter 2005 Financial Results

For Immediate Release

Contact:	Bob Bintliff	Joe Diaz
	Chief Financial Officer	The RCG Group
	Precis, Inc.	480-675-0400
972-343-6501

August 15, 2005 — Grand Prairie, Texas — Precis Inc. (Nasdaq: PCIS), a provider of access to affordable healthcare services to the ever growing number of uninsured and/or underinsured in the United States, announced its financial results for the quarter ended June 30, 2005.

For the second quarter, the price of the company’s stock declined significantly, necessitating an impairment analysis of the fair value of goodwill related to one of the company’s subsidiaries, The Capella Group, Inc. The result of that impairment analysis is a non-cash charge to earnings of $9,900,000 to reduce the carrying value of that goodwill. As the result of that charge, the company reported a loss for the second quarter of $10,826,000 or $(0.89) per diluted share. The company reported revenue of $8,037,000, a decrease of $1,366,000, or 14.5%, compared to $9,403,000 during the comparable quarter in 2004 and a decrease of $663,000 or 7.6% compared to $8,700,000 during the first quarter of 2005. The company’s net loss for the second quarter of 2005 also included a charge of $800,000 during the quarter for officer severance payments.

Despite the loss, the company’s operations provided net cash of $909,000 for the second quarter, and the company ended the quarter with $7,778,000 of cash and no debt.

Nicholas Zaffiris, Chairman of the Board of Precis Inc., commented, “While the goodwill impairment charge and the severance charge result in a significant net loss, I am nonetheless pleased with the progress that we made this quarter in effecting the transition to our new management team.  Cost reductions to which our Board of Directors has been previously committed were largely achieved. We continue to vigorously pursue new marketing initiatives, including the launch of our nutraceuticals line of products.”

 “With respect to the lawsuit filed against us by the State of Texas, we are meeting with representatives of the Attorney General’s office and remain hopeful that we can resolve this matter in the near future.” Mr. Zaffiris concluded.

Precis, Inc. (Nasdaq: PCIS) will conduct a conference call to discuss financial results for the second quarter ended June 30, 2005 on Monday, August 15, 2005 at 4:00 p.m. Eastern time. Interested parties can access the call by dialing 877-407-8035 or 201-689-8035 or by accessing the web cast at:  http://www.vcall.com/CEPage.asp?ID=94034.  A replay of the call will be available at 877-660-6853 or 201-612-7415, account number 286 and conference ID 165550, for 7 days following the call; and the web cast can be accessed at

http://www.vcall.com/CEPage.asp?ID=94034 for 30 days.

About Precis Inc.

Precis Inc. and its subsidiaries market non-insurance health care savings programs, administer tax-favored reimbursement accounts, and provide third party administration services to self funded employer groups. For more information on Precis, its subsidiaries Care 125 and Access Administrators visit www.precis-pcis.com, www.care125.com and www.accesshealthsource.com respectively.

Disclaimer

Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, by discussions of strategies that involve risks and uncertainties. Precis Inc.’s actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; Precis Inc.’s ability to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members and independent marketing representatives; and changes in, or the failure to comply with, government regulations.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events, or otherwise.

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Financial Tables on Following Page

Precis Inc. and Subsidiaries

Condensed Consolidated Statement of Operations and Balance Sheet Data

Dollars in Thousands, except per share amounts

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Statement of Operations Data:
Product and service revenues	$8,037	$9,403	$16,737	$19,349
Total operating expenses	18,906	8,801	27,700	17,630
Operating (loss) income	(10,869)	602	(10,963)	1,719
(Loss) earnings before income taxes	(10,843)	580	(10,924)	1,669
(Benefit) provision for income taxes	(17)	292	(47)	775
Net (loss) earnings applicable to shareholders	$(10,826)	$288	$(10,877)	$894
(Loss) earnings applicable to shareholders per share:
Basic	$(0.89)	$0.02	$(0.90)	$0.08
Diluted	$(0.89)	$0.02	$(0.90)	$0.07

	June 31, 2005	December 31, 2004
Balance Sheet Data:
Cash and cash equivalents	$7,778	$8,283
Working capital	$4,579	$6,345
Total assets	$33,341	$41,975
Total liabilities	$11,658	$9,606
Stockholders’ equity	$21,683	$32,369